UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 11, 2010

ENTERCOM COMMUNICATIONS CORP.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	001-14461	23-1701044
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

401 City Avenue, Suite 809
Bala Cynwyd, Pennsylvania	19004
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (610) 660-5610

(Former Address of Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.      Entry into a Material Definitive Agreement

First Amendment to Senior Secured Credit Facility

On March 11, 2010, Entercom Communications Corp. (the “Company”) entered into a First Amendment to the Credit Agreement (the “Credit Agreement”) by and among Entercom Radio, LLC, as the borrower, the Company, as the parent, Bank of America, N.A., as administrative agent and letter of credit issuer, and the lenders party thereto (the “Amendment”).

The following is a summary description of the material terms of the Amendment, which by its nature is incomplete. For further information regarding the terms and conditions of the Amendment, reference is made to the complete text of the Amendment, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2010.

Financial Covenants.  The Credit Agreement provides for two financial covenants: (i) a Consolidated Leverage Ratio (i.e., Consolidated Funded Indebtedness to Consolidated Operating Cash Flow, as defined in the Credit Agreement); and (ii) the Consolidated Interest Coverage Ratio (i.e., Consolidated Operating Cash Flow to Consolidated Interest Charges, as defined in the Credit Agreement).  Pursuant to the Amendment, the interest coverage ratio covenant remains the same with a minimum of 2.00 to 1.00, while the leverage ratio covenant has been amended to provide for a maximum leverage ratio not to exceed 7.00 to 1.00 in 2010.  The maximum leverage ratio steps down in quarterly increments, beginning March 31, 2011, to a maximum leverage ratio not to exceed 6.00 to 1.00 from and after December 31, 2011.

Interest Rates.  Under the Credit Agreement as amended, depending on the Consolidated Leverage Ratio, the Company may elect a rate of either: (1) the Eurodollar Rate plus fees that can range from 0.5% to 2.5%; or (2) the Base Rate plus fees that can range from 0.0% to 1.5%, where the Base Rate is the highest of: (a) the Federal Funds Rate plus 0.5%; (b) the Eurodollar Rate plus 1.0%; and (c) the Prime Rate.  Except for the addition of two new pricing levels as shown below, the Applicable Rate grid under the Credit Agreement will remain unchanged:

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate and Letters of Credit	Base Rate
7	>6.00:1 but <6.50:1	0.500%	2.000%	1.000%
8	>6.50:1	0.500%	2.500%	1.500%

Restricted Period.  In connection with the Amendment, during periods when the Consolidated Leverage Ratio exceeds 6.00 to 1.00 (the “Restricted Period”), the Company is restricted in its ability to take certain actions, including but not limited to, the payment of dividends and the repurchase of its stock.  In addition, during the Restricted Period, the Company is subject to certain restrictions and limitations on acquisitions, investments, dispositions, and the incurrence of indebtedness and liens.

As of the closing of the Amendment, the Company is not in a Restricted Period.

In addition, when the Company is not in a Restricted Period, the Company is prohibited from taking certain actions, including but not limited to, the payment of dividends, the repurchase of its stock, acquisitions, investments, dispositions, and the incurrence of certain indebtedness not in the ordinary course of business, if such action (or combination of any of the foregoing) would cause the Company to be in a Restricted Period.

Security.  In addition to a pledge of all of the equity interests of the Company’s subsidiaries, in connection with the Amendment, the Company and each of its subsidiaries granted a security interest in all assets (other than real property), subject to certain exceptions.

Item 7.01.      Regulation FD Disclosure

Additional information regarding the Company’s calculation of its Consolidated Leverage Ratio under the Credit Agreement, as amended, can be found on the Company’s website: www.entercom.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entercom Communications Corp.

By:	/s/ John C. Donlevie
John C. Donlevie
Executive Vice President

Dated: March 11, 2010